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                   [Letterhead of Weil, Gotshal & Manges LLP]


                                            February 3, 1997

WRITER'S DIRECT LINE

ISP Holdings Inc.
818 Washington Street
Wilmington, Delaware  19801

Ladies & Gentlemen:

                  You have requested our opinion regarding certain federal income tax consequences of (i) the exchanges pursuant to the offers (the "Exchange Offers") by ISP Holdings Inc. (the "Company") of (a) its 9% Senior Notes due 2003 (the "Old 9% Notes") for its Series B 9% Senior Notes due 2003 (the "New 9% Notes) and (b) its 9 3/4% Senior Notes due 2002 (the "Old 9 3/4% Notes") for its Series B 9 3/4% Senior Notes due 2002 (the "New 9 3/4% Notes") and (ii) the ownership, sale and redemption of the New 9% and the New 9 3/4% Notes. (The "Old Notes" and "New Notes" being referred to hereinafter as, collectively, the Old 9% Notes and the Old 9 3/4% Notes and the New 9% Notes and the New 9 3/4% Notes, respectively.)

                  In formulating our opinion as to the matters certified, we have examined such documents as we have deemed appropriate, including the Registration Statement of the Company on Form S-4 (Registration No. 333-17827) dated December 13, 1996, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended to the date hereof (such Registration Statement as so amended being referred to hereinafter as the "Registration Statement"). Also, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of the Company.

                  The terms of the Exchange Offers, of the Old Notes and of the New Notes, in each case as set forth in the Registration Statement, are incorporated herein by reference.


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                  Based upon the terms of the Exchange Offers of the Old Notes and of the New Notes, as set forth in the Registration Statement, it is our opinion that the legal discussion of the material federal income tax consequences of consummating the Exchange Offers and holding and disposing of the New Notes, as set forth under the heading "Federal Income Tax Considerations" in the Registration Statement, is accurate in all material respects.

                  The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated and proposed thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to herein.

                  We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm therein.

                                            Very truly yours,

                                            /S/Weil, Gotshal & Manges LLP